Exhibit 5.1

January 11, 2023

Gamida Cell Ltd. 116 Huntington Avenue Boston, MA USA

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Gamida Cell Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), which registers the sale from time to time by the selling shareholder named in the Registration Statement of up to 14,868,724 ordinary shares of the Company (the “Shares”), issuable upon the exchange of, or in satisfaction of, any principal amortization payment, interest, make-whole premium equal to all accrued and unpaid and remaining coupons due through December 12, 2024 or prepayment premium payable pursuant to the terms of the 7.50% exchangeable first lien secured note due 2024 (the “Note”), issued by Gamida Cell Inc., a wholly-owned subsidiary of the Company and guaranteed by the Company. The Note was issued pursuant to that certain Loan and Security Agreement, dated as of December 12, 2022, by and among the Company, as the guarantor, Gamida Cell Inc., as the borrower, Highbridge Tactical Credit Master Fund, L.P. and the other lenders listed thereto, as the lenders and Wilmington Savings Fund Society, FSB, as collateral agent and administrative agent (the “Loan Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of the meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; (iv) minutes of the meeting of the Board and its committees at which the execution of the Note and Loan Agreement and the actions to be taken in connection therewith were approved; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have further assumed that, at the time of issuance of the Shares, and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of ordinary shares that the Company is authorized to issue shall have been increased in accordance with the Articles and as described in the Registration Statement such that a sufficient number of ordinary shares are authorized and available for issuance under the Articles.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued upon exchange in accordance with the terms of the Note and the Loan Agreement and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the respective holder, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the Commission’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices